Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni, Ratula Roy
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP 2007 FIRST QUARTER

REVENUE RISES 13.7% TO $30.8 MILLION

- Same-station Revenue Rises 6.1% -

NAPLES, Florida, May 2, 2007 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three months ended March 31, 2007 as summarized below:

Summary of First Quarter Results

($ in millions, except per share data)	Three Months Ended March 31,
	2007	2006	Change
Net revenue	$30.8	$27.1	13.7%
Station operating income (SOI - non-GAAP)	8.6	7.3	16.9%
Operating income	5.1	4.4	15.1%
Net income	1.1	1.6	(31.5)%
Net income per diluted share	$0.05	$0.07	(28.6)%

The $3.7 million increase in revenue during the first quarter ended March 31, 2007, compared with the first quarter of 2006 reflects revenue generated from KDWN-AM (Las Vegas) and WJBR-FM (Wilmington) which the Company did not operate in the first quarter of 2006, same station growth in Las Vegas, and improved performance at six of the Company’s nine remaining market clusters.

The $0.7 million increase in operating income in the 2007 first quarter primarily reflects the higher revenue levels compared to the 2006 first quarter. Cost of services expenses rose due to a significant planned promotion for one of the Company’s Philadelphia stations and the addition of KDWN-AM and WJBR-FM while selling, general and administrative expenses rose primarily as a result of the addition of KDWN-AM and WJBR-FM and costs related to the revenue improvement at six of the Company’s nine other market clusters. Overall, the Company recorded lower total costs and expenses as a percentage of revenue in the first quarter of 2007 compared with the first quarter of 2006.

First quarter 2007 station operating income (SOI), a non-GAAP financial measure, rose $1.2 million from the 2006 first quarter and reflects the higher revenue during the period and lower station operating expenses as percentage of net revenue. The decline in 2007 first quarter net income and net income per diluted share primarily reflects a $1.6 million rise in interest expense related to the expiration of interest rate swap agreements, additional borrowings to partially fund the KDWN-AM and WJBR-FM acquisitions and increased interest rates.

On a same-station basis, 2007 first quarter consolidated net revenue was $28.7 million, or 6.1% higher than the $27.1 million in the first quarter of 2006, while SOI was $7.9 million, or 8.5% higher than the same period of 2006.

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Beasley Broadcast Group, 5/2/07	page 2

Please refer to the “Calculation of SOI,” “Reconciliation of SOI to Net Income,” “Calculation of Same Station SOI,” and “Reconciliation of Same Station SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI and related same-station calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “In addition to the first quarter growth attributable to the addition of new stations in Las Vegas and Wilmington, Delaware, Beasley Broadcast Group also delivered organic growth reflecting the operational, personnel and programming changes made at many of our station clusters. Not only did our first quarter performance exceed the revenue guidance provided at the time we reported our fourth quarter results but the 6.1% same station revenue improvement is expected to significantly outpace industry growth during the period.

“The 2007 first quarter revenue growth reflects improved performances at eight of our eleven market clusters, including double digit gains at our clusters in Las Vegas, Ft. Myers-Naples and Augusta and improvements in Miami and Philadelphia. With the leverage inherent in our operating model and ongoing vigilance in managing costs, the revenue increases also drove operating margin and SOI margin improvements relative to the same period last year. Overall, the first quarter performance confirms that prudent ongoing investment in station programming, promotions and personnel, makes our clusters more competitive.

“In addition, given our commitment to building shareholder value and long-term confidence in the industry based on its attractive cash flows and distinct value to listeners and advertisers, we remained active with our share repurchase program in the first quarter of 2007 and bought back approximately 164,030 shares. Since the inception of our repurchase program three years ago, we have repurchased about 1.1 million Beasley Broadcast shares for a total of $9.9 million, while also allocating capital to station improvements and HD Radio™ conversions, strategic station acquisitions, online and new media initiatives and the payment of quarterly dividends.”

Second Quarter 2007 Guidance

For the three-month period ending June 30, 2007, the Company anticipates reporting a net revenue increase of 5% compared to the same period last year. On a same-station basis (excluding revenue derived from KDWN-AM in Las Vegas, WJBR-FM in Wilmington, Delaware and KBET-AM in Las Vegas) the Company anticipates reporting a net revenue decline of 2% for the three-month period ending June 30, 2007 compared to the same period last year.

This guidance assumes no material changes in economic conditions or extraordinary events. The Company can give no assurance as to whether these conditions will continue, or if they change, how such changes may affect the Company’s current expectations. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

Conference Call Information

The Company will host a conference call and simultaneous webcast today, May 2, 2007, at 10:00 a.m. EDT to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/582-2770; please call five minutes in advance to ensure that you are connected prior to the presentation.

Interested parties may also access the live call on the Internet at the Company’s Web site at www.bbgi.com; allow 15 minutes to register and download and install any necessary software. Questions and answers will be reserved for call-in analysts and institutional investors. Following its completion, a replay of the call can be accessed for 5 days on the Internet from the Company’s Web site or for 24 hours via telephone at 973/341-3080 (reservation # 8674722).

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Beasley Broadcast Group, 5/2/07	page 3

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 44 stations (27 FM and 17 AM) located in eleven large- and mid-size markets in the United States.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

Same-station results compare stations operated by the Company throughout all periods presented in the following tables. They exclude the operating results from KDWN-AM in Las Vegas which was acquired during the third quarter of 2006, WJBR-FM in Wilmington which was operated by the Company under a local marketing agreement and subsequently acquired in the first quarter of 2007 and KBET-AM in Las Vegas which was acquired in the first quarter of 2007.

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI and same-station SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies, SOI is a measure widely used in the radio broadcast industry. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same-station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2005. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of May 2, 2007, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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Beasley Broadcast Group, 5/2/07	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2007	2006
Net revenue	$30,775,887	$27,079,319

Costs and expenses:
Cost of services (including stock-based compensation and excluding depreciation and amortization shown separately below) (1) (2)	10,496,369	9,228,386
Selling, general and administrative (including stock-based compensation) (1) (3)	11,727,987	10,537,040
LMA fees (4)	159,084	—
Corporate general and administrative (including stock-based compensation) (5)	2,569,902	2,180,181
Depreciation and amortization	714,272	694,711

Total costs and expenses	25,667,614	22,640,318
Operating income	5,108,273	4,439,001
Interest expense	(3,377,178)	(1,784,097)
Other non-operating expense	(13,388)	(6,024)
Interest income	109,457	120,502
Other non-operating income	3,380	600

Income before income taxes	1,830,544	2,769,982
Income tax expense	713,912	1,139,416

Net income	$1,116,632	$1,630,566

Basic and diluted net income per share:	0.05	$0.07

Basic common shares outstanding	23,411,126	24,104,726

Diluted common shares outstanding	23,583,300	24,140,159

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $302 and $2,912 for the three months ended March 31, 2007 and March 31, 2006, respectively.
(3)	Includes stock-based compensation of $96,847 and $61,974 for the three months ended March 31, 2007 and March 31, 2006, respectively.
(4)	We operated WJBR-FM in Wilmington under a local marketing agreement which expired upon completion of the acquisition of WJBR-FM on February 1, 2007. We incurred the LMA fees under the local marketing agreement with WJBR-FM.
(5)	Includes stock-based compensation of $569,234 and $404,451 for the three months ended March 31, 2007 and March 31, 2006, respectively.

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Beasley Broadcast Group, 5/2/07	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	March 31, 2007	December 31, 2006
Cash and cash equivalents	$7,072	$8,546
Working capital	23,574	20,341
Total assets	341,444	297,968
Long term debt, less current installments	196,375	150,625
Total stockholders’ equity	86,402	87,592

Selected Statement of Cash Flows Data - Unaudited

(in thousands)

	Three Months Ended March 31,
	2007	2006
Net cash provided by operating activities	$4,833	$3,465
Net cash used in investing activities	(45,332)	(701)
Net cash provided by (used in) financing activities	39,025	(4,927)
Net decrease in cash and cash equivalents	(1,474)	(2,163)

Calculation of SOI (Unaudited):

	Three Months Ended March 31,
	2007	2006
Net revenue	$30,775,887	$27,079,319
Station operating expenses	(22,224,356)	(19,765,426)

SOI	$8,551,531	$7,313,893

Reconciliation of SOI to Net Income (Unaudited):

	Three Months Ended March 31,
	2007	2006
SOI	$8,551,531	$7,313,893
LMA fees	(159,084)	—
Corporate general and administrative	(2,569,902)	(2,180,181)
Depreciation and amortization	(714,272)	(694,711)
Interest expense	(3,377,178)	(1,784,097)
Other non-operating expenses	(13,388)	(6,024)
Interest income	109,457	120,502
Other non-operating income	3,380	600
Income tax expense	(713,912)	(1,139,416)

Net income	$1,116,632	$1,630,566

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Beasley Broadcast Group, 5/2/07	page 6

Calculation of Same-Station SOI

	Three Months Ended March 31,
	2007	2006
Reported net revenue	$30,775,887	$27,079,319
Acquired stations	(2,045,322)	—

Same-station net revenue	$28,730,565	$27,079,319

Reported station operating expenses	$22,224,356	$19,765,426
Acquired stations	(1,431,677)	—

Same-station operating expenses	$20,792,679	$19,765,426

Same-station net revenue	$28,730,565	$27,079,319
Same-station operating expenses	20,792,679	19,765,426

Same-station SOI	$7,937,886	$7,313,893

Reconciliation of Same-Station SOI to Net Income - Unaudited

	Three Months Ended March 31,
	2007	2006
Same-station SOI	$7,937,886	$7,313,893
Same-station net revenue adjustment	2,045,322	—
Same-station station operating expenses adjustment	(1,431,677)	—
LMA fees	(159,084)	—
Corporate general and administrative	(2,569,902)	(2,180,181)
Depreciation and amortization	(714,272)	(694,711)
Interest expense	(3,377,178)	(1,784,097)
Other non-operating expenses	(13,388)	(6,024)
Interest income	109,457	120,502
Other non-operating income	3,380	600
Income tax expense	(713,912)	(1,139,416)

Net income	$1,116,632	$1,630,566

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